Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

UMB Financial Corporation.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock (par value $1.00 per share)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Equity	Preferred stock (par value $0.01 per share)	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Equity	Depository shares	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Stock purchase contracts	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Stock purchase units	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Other	Warrants	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Debt	Debt Securities	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Total Offering Amounts							—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							—

(1)

There is being registered hereunder such indeterminate number or amount of common stock, preferred stock, depositary shares, stock purchase contracts, stock purchase units, warrants and senior and subordinated debt securities of UMB Financial Corporation (the “Registrant”) as may from time to time be issued at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any addition securities of the Registrant that become issuable by reason of any stock splits, dividends or similar transactions.

(2)

In reliance on Rule 456(b) and Rule 457(r) under the Securities Act, the Registrant is deferring payment of all of the registration fee required in connection with this Registration Statement, which will be paid from time to time in connection with one or more offerings of securities to be made hereunder.